                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 15

 Certification and notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
                    Sections 13 and 15(d) of the Securities

                             Exchange Act of 1934.

                       Commission File Number  000-28134
                                               ---------

                        Housecall Medical Resources, Inc.
-----------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

        1000 ABERNATHY ROAD, BUILDING 400, SUITE 1825, ATLANTA, GEORGIA  30328
-----------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's
                          principal executive offices)

                                 COMMON STOCK
-----------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                     None
-----------------------------------------------------------------------------
        (Titles of all other classes of securities covered by this Form)

                                     None
-----------------------------------------------------------------------------
  (Titles of all other classes of securities for which a duty to file reports under section 13(a)
                               or 15(d) remains)

          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)          [X]    Rule 12h-3(b)(1)(ii)     [ ]
     Rule 12g-4(a)(1)(ii)    [ ]    Rule 12h-3(b)(2)(i)      [ ]
     Rule 12g-4(a)(2)(i)     [ ]    Rule 12h-3(b)(2)(ii)     [ ]
     Rule 12g-4(a)(2)(ii)    [ ]    Rule 15d-6               [X]
     Rule 12h-3(b)(1)(i)     [X]

     Approximate number of holders of record as of the certification or notice date:

ONE.  EFFECTIVE JULY 31, 1998, PURSUANT TO A MERGER, THE REGISTRANT BECAME A
----------------------------------------------------------------------------
WHOLLY OWNED SUBSIDIARY OF ADVENTIST HEALTH SYSTEM SUNBELT HEALTHCARE
---------------------------------------------------------------------
CORPORATION
-----------

     Pursuant to the requirements of the Securities Exchange Act of 1934

HOUSECALL MEDICAL RESOURCES, INC., has caused this certification/notice to be
----------------------------------
signed on its behalf by the undersigned duly authorized person.

Date:    August 13, 1998        By:    /s/ Fred C. Follmer
         ---------------           ----------------------------------
                                 Name:  Fred C. Follmer
                                 ------------------------------------
                                 Title:   Chief Financial Officer
                                 ------------------------------------

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall by typed or printed under the signature.